Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Third Quarter Report and Update

Quarter ended September 30, 2012

Arbors Harbor Town Apartments in Memphis, Tennessee (left) and Interchange Business Center in San Bernardino, California

Third Quarter Overview

As of December 17, 2012

•        Our value-added investment strategy continues to focus on multifamily, student housing, and other investment opportunities that we expect to achieve increasing net operating income in the future. We are continuing to expand the REIT’s pipeline of potential acquisitions, which we believe presents promising opportunities to create future value.

•        After the end of the third quarter, the REIT completed two significant sales that illustrate the merits of our value-added investment strategy:

•         On October 31, 2012, the REIT closed on the sale of its 90%-owned Parrot’s Landing multifamily property in North Lauderdale, Florida. The contract sales price was $56.3 million, excluding transaction costs. We plan to use the REIT’s net proceeds of $19.2 million to make additional investments. The REIT acquired this property in 2010 for $75,000 per unit and sold it for $101,000 per unit. This transaction generated a cash gain of $4.7 million and an average annual return of 13%.

•         On October 18, 2012, the REIT sold one of the four buildings at the 800,000-square-foot Interchange Business Center in San Bernardino, California. The contract sales price for the 135,000-square-foot building was $7.5 million. The REIT acquired Interchange Business Center in 2010 for $37 per square foot and sold this building for $57 per square foot. We are negotiating with a potential full-building tenant to lease the largest of the four buildings and plan to sell the three remaining buildings in 2013.

•        The REIT completed refinancing of the loan on 1875 Lawrence in Denver, Colorado, which came due on December 31, 2012. The new $20.1 million loan is at a rate of LIBOR + 5.35% and matures in January 2016, with an option to extend for an additional year. The loan proceeds are being used to pay off the original loan and provide additional funds to reinvest in the property for tenant improvements, leasing costs, and capital improvements with the goal of enhancing the future value of this asset.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
per share data)	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
FFO	$360	$950	$(1,173)	$1,821
FFO per share	$0.01	$0.04	$(0.05)	$0.08
Distributions declared	$—	$3,090	$16,257	$8,881
Distributions per share	$—	$0.126	$0.625	$0.374

(in thousands)	As of Sept. 30, 2012	As of Dec. 31, 2011
Total assets	$408,201	$477,996
Total liabilities	$229,914	$250,992

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

This quarterly report summary contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. (which may be referred to as “the REIT,” “we,” “us,” or “our”), that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements contained in this material. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this report. Such factors include those described in the Risk Factors sections of the REIT’s filings with the Securities and Exchange Commission. Forward-looking statements in this report summary speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Reconciliation of FFO to Net Income (Loss)

	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
(in thousands except per share amounts)	Sept. 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011

Net income (loss) attributable to common shareholders	$(3,101)	$696	$(3,768)	$(5,542)
Real estate depreciation and amortization(1)	3,461	3,515	10,933	10,624
Gain on sale of real estate	—	(3,261)	(8,338)	(3,261)
FFO(2)	$360	$950	$(1,173)	$1,821
GAAP weighted average shares: Basic and diluted	26,069	24,508	25,962	23,739
FFO per share	$0.01	$0.04	$(0.05)	$0.08
Net income (loss) per share	$(0.12)	$0.03	$(0.15)	$(0.23)

(1)Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners’ share of the real estate depreciation and amortization.

(2)Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor is it either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our third quarter Form 10-Q on file with the SEC.

Date Published 02/13
© 2013 Behringer Harvard	1626-1 OP2 Q3 Report 2012